         Jafra Reports Preliminary Estimated Financial Results For First Quarter Of 2003

         WESTLAKE VILLAGE, California, April 23, 2003 - CDRJ Investments (Lux) S.A. and subsidiaries, doing business as Jafra Cosmetics International, Inc. ("Jafra" or "the Company"), today reported preliminary estimated financial results for the first quarter of 2003.

         Net sales in the first quarter of 2003 were $91.4 million compared to $99.1 million in the first quarter of 2002. In weighted average local currencies, net sales increased 4% compared to the first quarter of 2002 and local currency sales in Mexico increased slightly. The 8% decrease in U.S. dollar net sales resulted primarily from the weakening of the Mexican peso relative to the U.S. dollar. The average exchange rate of the Mexican peso compared to the U.S. dollar depreciated 16% in the first quarter of 2003 compared to the first quarter of 2002. The U.S. Hispanic Division recorded double-digit growth in net sales and operating income. The U.S. General Division demonstrated moderate net sales growth and a significant improvement in operating income compared to the first quarter of 2002. The Company ended the first quarter of 2003 with 401,000 consultants, up 8% compared to 372,000 a year ago.

         Net income decreased $7.4 million in the first quarter of 2003 compared to the first quarter of 2002, primarily as a result of the impact of the depreciation of the Mexican peso, severance and transaction related expenses, exchange losses in the first quarter of 2003 compared to exchange gains in the first quarter of 2002 and a higher effective tax rate. As part of the ongoing strategic effort to exit its South American and Thailand operations, through either sale or discontinuation, the Company also incurred severance, asset impairment charges and asset writedown costs in the first quarter of 2003. The Company has decided to continue its European operations.

         The interim financial information of the Company as of March 31, 2003 and for the three months then ended included in this press release have not been reviewed in accordance with Statement on Auditing Standards ("SAS") 100, Interim Financial Information, (SAS 100 supersedes SAS 71 and is effective for interim periods within fiscal years beginning after December 15, 2002), by the Company's independent auditors. As required by the Securities and Exchange Commission, such review will be complete by the required filing date of the Company's Report on Form 10-Q for the quarter ended March 31, 2003. Consequently, the information presented in this press release may be revised significantly in connection with the preparation of the Company's Report on Form 10-Q for the Quarter ending March 31, 2003.




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         The Company

         Jafra is a manufacturer and marketer of premium skin and body care products, color cosmetics, fragrances and other personal care products. Jafra markets its products through a direct selling, multilevel distribution system comprised of self-employed salespersons (known as "consultants") in 15 countries and in a number of additional countries through distributors. The Company was founded in 1956 by Jan and Frank Day, who believed that by partnering with their consultants, they could enable consultants to achieve personal, economic, and professional freedom. More information about Jafra and its products can be found on the Company's website, http://www.jafra.com.

         The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties. Readers are cautioned that these statements are only predictions and may differ materially from actual future events or results, and are referred to the documents filed by the Company with the Securities and Exchange Commission, specifically the most recent reports on Form 10-K and Form 10-Q, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including risks associated with future growth, dependence on new product offerings, currency adjustments, international operations, competition, and financial risk management, among others. The Company undertakes no obligation to update any such forward-looking statements.






                         CDRJ INVESTMENTS (LUX) S.A. AND SUBSIDIARIES
                                       ($ in Thousands)
                                          (Unaudited)
                                          Preliminary

                                                             Three Months Ended
                                                                   March 31,
                                                             --------------------
                                                               2003        2002
                                                             --------    --------
Statement of Operations Data:

Net sales                                                  $ 91,400    $ 99,104

Net interest expense                                          2,580       2,931

Income tax expense                                            3,768       3,164

Cumulative effect of accounting changes                        --           244

Net income                                                 $  2,522    $  9,901


Other Financial Data:

Depreciation and amortization                              $  1,490    $  1,143

Unrealized foreign exchange and hedging loss (gain)           1,741        (789)

Transaction related costs                                       770          18

Sale or writedown of assets                                     251          30

Losses from markets to be exited in 2003                      2,030       1,568